UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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Synalloy Corporation
(Name of Registrant as Specified in Its Charter)

Privet Fund LP Privet Fund Management LLC Ryan Levenson UPG Enterprises LLC Paul Douglass Christopher Hutter Andee Harris Aldo Mazzaferro Benjamin Rosenzweig JOHN P. SCHAUERMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On June 3, 2020, the Stockholder Group issued the following press release, which was also posted to www.StrengthenSynalloy.com. A copy of the presentation referred to therein is available here.

Privet Fund and UPG Enterprises Release Comprehensive Presentation Detailing Their Strategic Plan for a Stronger Synalloy

Presentation Highlights The Urgent Case For Change at Synalloy After a Decade of Chronic Underperformance, Consistently Poor Leadership, Sustained Operational Failings and Increasingly Reckless Spending

Nominees’ Plan Includes Appointing Chris Hutter, a Proven Manufacturing Industry Operator, as Interim CEO to Help Reduce Synalloy’s Dangerously High Leverage and Deliver Up to $25 Per Share in Near-Term Value

Stockholders are at Risk if Corrective Action is Not Taken to Immediately Reverse the Downward Trajectory Overseen by the Incumbent Board

Urges Stockholders Tired of an Unqualified Board Rubber Stamping a Failed Management Team’s Actions to Vote on the WHITE Proxy Card to Elect our Five Highly-Qualified, Independent Nominees

ATLANTA & CHICAGO--(BUSINESS WIRE)--Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the "Stockholder Group" or “we” or “us”), which collectively own approximately 24.9% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the "Company"), have released a comprehensive presentation in connection with their nomination of five highly-qualified and independent candidates for election to the Company’s eight-member Board of Directors (the “Board”) at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 30, 2020. The presentation details the Stockholder Group’s case for meaningful boardroom change and its strategic plan that can deliver up to $25 per share in near-term value for long-suffering stockholders. Please visit www.StrengthenSynalloy.com to learn how to vote on the WHITE Proxy Card for all five of our exceptional nominees.

Ben Rosenzweig, Partner at Privet, and Chris Hutter, Co-Founder at UPG, commented:

“Our presentation makes it abundantly clear that Synalloy is at a pivotal crossroads and any support for the incumbent Board’s failed strategy will be devastating for stockholders. The Board’s well-documented decade of failure has left Synalloy with more financial leverage than any of its peers and pushed the Company to the brink of financial distress. This transfer of stockholder value has occurred as the Board stood idle and permitted management to misallocate a tremendous amount of capital, only to continuously fall short of expectations due to excessive corporate costs, eroding margins and exceptionally poor operational execution.

We encourage stockholders to review the full presentation to understand how our highly-qualified nominees, including our proposed interim CEO Chris Hutter, will execute a strategic plan to increase revenue, improve margins and reduce wasteful spending. Our plan represents a tangible roadmap for preserving rapidly declining stockholder value, revitalizing a neglected employee base, enhancing operations and ultimately delivering up to $25 per share in near-term value for long-suffering stockholders. This is the type of plan that a competent Board of Directors and strong management team should have delivered to Synalloy stockholders years ago.”

CLICK HERE TO DOWNLOAD AND VIEW THE INVESTOR PRESENTATION

Our presentation highlights the following failings that all stockholders should examine very closely:

•	Synalloy has dramatically underperformed for stockholders
o	Synalloy’s stock price has underperformed the Russell 2000 by 113.5% and its peer group by 25.4% since Craig Bram became CEO in 2011[1]
o	Synalloy’s gross margin of only 10.1% is well below its peer group average of more than 16% and down over 100bps from the Company’s own gross margin in 2010, which is the year before Mr. Bram became CEO
o	Synalloy’s SG&A margin of 10.7% of revenue is well above its peer group average of 9.1% and 430bps higher than what the Company was spending in 2010, which is the year before Mr. Bram became CEO

•	The Company is carrying dangerously high debt and leverage
o	Leverage of 6.8x LTM Adjusted EBITDA is the highest by far of any company in Synalloy’s peer group and more than double the amount that Mr. Bram recently stated he was comfortable carrying
o	In a perpetually uncertain market environment, we believe the Company is at risk of potentially breaching its financial covenants, further putting stockholders at risk
o	To date, the Board and Mr. Bram have not even acknowledged the risk that Synalloy’s debt poses to stockholder value

•	Stockholders have witnessed a long and disturbing history of poor operations planning and missing stated investor guidance
o	Synalloy missed Adjusted EBITDA guidance in four of the past five years, and by as much as 60% in 2019
o	Synalloy recorded cash losses from inventory pricing in eight of the past nine years, costing stockholders a total of $26 million in lost earnings under Mr. Bram, which compares to a current market capitalization of only $84 million

•	A shocking lack of relevant operational and oversight experience across the incumbent Board and management team has led to deficient governance practices
o	Mr. Bram became CEO of the Company in 2011 with ZERO experience leading a metals, chemicals or manufacturing business of any kind
o	Mr. Bram’s position prior to joining Synalloy was with Bizport, a two-location retail printing shop with fewer than 50 employees
o	Synalloy Chairman Murray Wright is also the Chairman of Bizport, a position he has held throughout Mr. Bram’s tenure – with no disclosure of this in any Company filing
o	Mr. Bram’s incentive compensation targets specifically exclude losses from inventory pricing, which are cash costs and have occurred in eight of the past nine years – resulting in him receiving bonus compensation every single year he has been Synalloy’s CEO despite the fact that the Company’s performance has deteriorated markedly and stockholders have suffered dramatic losses

Fortunately, our presentation lays out a comprehensive, tangible plan to take immediate corrective action at Synalloy and deliver up to $25 per share in near-term value for stockholders by:

•	Installing Chris Hutter as interim CEO
o	Our plan contemplates the immediate appointment of Mr. Hutter as interim CEO
o	As the co-architect of UPG’s industry-leading offerings and exponential growth, Mr. Hutter is exceptionally well versed in metals manufacturing and the industrials sector
o	If he assumes the role at Synalloy, Mr. Hutter will devote 100% of his time to the Company and focus all of his efforts on a rapid operational and financial turnaround

1 Performance as of 12/31/2019, prior to UPG and Privet’s meaningful share accumulation and the global market turmoil caused by the COVID-19 coronavirus, adjusted for dividends.

•	Prioritizing immediate strategic revenue opportunities
o	We intend to unlock more than $3 million per year in additional EBITDA through strategic revenue opportunities
o	Mr. Hutter and our nominees will draw on their extensive experience and deep relationships to help Synalloy drive superior cross-selling opportunities across its metals businesses
o	Our plan also entails implementing a larger toolbox of sales tactics within Synalloy’s chemicals business to increase volume and utilization

•	Pursuing operationally-focused gross profit enhancements
o	We aim to realize approximately $20 million per year in additional EBITDA through gross profit enhancements
o	Our plan involves unlocking supply chain savings through a coordinated logistics strategy, implementing loss-reducing inventory management practices and overhauling plant-level accounting and employee incentivization policies

•	Removing non-economic and wasteful SG&A spending
o	We have targeted nearly $7 million per year in additional EBITDA as a result of cost containment efforts
o	We will eliminate Synalloy’s corporate-level bureaucracy by cutting down non-essential and discretionary spending and will no longer spend millions of dollars per year on wasteful initiatives such as unnecessary professional service fees and private jet flights

Hopefully it is clear that our plan seeks to address all of the impediments to enduring value creation enacted by the current Board and can enable us to reposition Synalloy as a thriving public market participant. We urge stockholders to not double down on a failing Board and management team!

•	A majority of the Board must be reconstituted in order to unlock Synalloy’s full value
o	Anything less than the election of all 5 of our nominees will not ensure that our plan can be executed to provide up to $25 per share in near-term value to stockholders
o	Do not be misled by the incumbent Board, which has FAILED to take corrective action on behalf of stockholders and has affirmatively decided to promote the status quo

There is no need for stockholders to put their investment at risk any longer, especially when a talented group of qualified individuals is ready to implement a superior plan that can quickly transform the Company to a stronger Synalloy.

Please visit www.StrengthenSynalloy.com to review our presentation and learn about how to vote on the WHITE Proxy Card.

About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

Item 2: On June 3, 2020, the Stockholder Group sent the following email to subscribers of www.StrengthenSynalloy.com:

It is time for a Stronger Synalloy.

Fellow Synalloy Stockholder,

Today we released a comprehensive presentation detailing our strategic plan to put Synalloy on a path to immediate value creation.

If elected to the Board of Directors, our slate of five, highly-qualified nominees will implement an effective transition plan, including appointing Chris Hutter as interim CEO, to help reduce Synalloy’s dangerously high leverage and deliver up to $25 per share in near-term value for stockholders.

Our presentation makes it abundantly clear that Synalloy is at a pivotal crossroads and any support for the incumbent Board’s failed strategy will be devastating for stockholders.

We encourage stockholders to review the full presentation to understand how our superior slate will execute a strategic plan to increase revenue, improve margins and reduce wasteful spending.

At this year's Annual Meeting of Stockholders on June 30th, YOU have a chance to Strengthen Synalloy by voting the WHITE proxy card for all five of our exceptional nominees to install new leadership with the right strategic plan.

We are committed to unlocking the tremendous potential of Synalloy’s assets and employees.

Please join us in voting the WHITE proxy card.

Our plan to unlock value at Synalloy.

View our presentation that highlights our nominees' tangible roadmap for preserving rapidly declining stockholder value, revitalizing a neglected employee base, enhancing operations and ultimately delivering up to $25 per share in near-term value for long-suffering stockholders.

Meet our highly-qualified nominees.

To learn more about our nominees and their vision to enhance stockholder value, visit www.StrengthenSynalloy.com.